June 17, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


RE:  Log On America, Inc.
     File Ref. No. 0-25761


We were previously the principal accountant for Log On America, Inc., and under the date of February 12, 1999, we reported on the financial statements of Log On America, Inc. as of and for the years ended December 31, 1998 and 1997. On June 14, 1999, our appointment as principal accountant was terminated. We have read Log On America's statements included under Item 4 of its Form 8-K dated June 17, 1999 and we agree with such statements.

Very truly yours,


TAUBER & BALSER, P.C.